Strategic Environmental & Energy Resources, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
JANUARY 27, 2015	OTC:SENR

Strategic Environmental & Energy Resources, Inc. Announces Preliminary Revenues for Full Year 2014

Strong Demand for Energy Services and Initial CoronaLux™ Deployments Anticipated to Result in Record 2014 Revenues of $17.2 Million to $17.5 Million

Golden, CO – Strategic Environmental & Energy Resources, Inc. (SEER) (OTC - SENR) announced today that it expects to report record full-year 2014 revenues in the range of $17.2 million - $17.5 million, which would represent growth of 48% - 51% compared to 2013 revenues.

J. John Combs, CEO of SEER, commented, “We are pleased to have another year of solid execution across our divisions and anticipate reporting record revenues for the fourth quarter and full-year 2014. Our services business continues to enjoy record growth and operate at capacity. With a current annualized revenue run rate in excess of $20 million in sales, we are excited about our progress and look forward to another year of growth in 2015. We are aggressively pursuing a diverse range of domestic and international vertical markets for our patented and proprietary MV and Paragon waste management technologies that enhance regulatory compliance, protect the environment and minimize waste treatment costs and liabilities.”

Management expects to announce its audited financial results in late March, 2015.

About Strategic Environmental & Energy Resources, Inc.

Strategic Environmental & Energy Resources, Inc. (SEER) identifies, secures, and commercializes patented and proprietary environmental clean technologies in several multibillion dollar sectors (including oil & gas, renewable fuels, and all types of waste management, both solid and gaseous) for the purpose of either destroying/minimizing hazardous waste streams more safely and at lower cost than any competitive alternative, and/or processing the waste for use as a renewable fuel for the benefit of the customers and the environment. SEER has three wholly-owned operating subsidiaries: REGS, LLC; Tactical Cleaning Company, LLC; MV Technologies, LLC; and two majority-owned subsidiaries: Paragon Waste Solutions, LLC; and ReaCH4biogas (“Reach”).

For more information about the Company visit: www.seer-corp.com

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates," and other terms with similar meaning.  Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. Statements in this press release regarding the cost effectiveness, impact and ability of the Company’s products to handle the future needs of customers are forward-looking statements. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contacts:

Strategic Environmental & Energy Resources (SEER)

J. John Combs III

Chief Executive Officer

720-460-3522

Darrow Associates, Inc.

Peter Seltzberg

Managing Director

516-510-8768

pseltzberg@darrowir.com